Exhibit 99.1

CAM Releases Revised September 30, 2004 Balance Sheet

Increase in Deferred Net Tax Assets Results in Increased Capital, No Change to Reported Earnings Results

          FOUNTAIN VALLEY, Calif., Dec. 21 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) announced today that it concluded this week that its balance sheet at September 30, 2004 that was previously released on November 15, 2004 understated its net deferred tax assets by $2.4 million.  It has revised its balance sheet to include an increase in net deferred tax assets of $2.4 million, which has resulted in an increase in capital in excess of par value for the same amount.  Upon further analysis by the company of its financial performance for fiscal year 2004, its projected future taxable income, and other factors, the valuation allowance was reversed based on the company’s belief that it will earn sufficient future income from operations to be able to utilize its deferred tax assets.  This reversal resulted in the increase in net deferred tax assets from zero to $2.4 million.

          The company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”.  Deferred taxes are determined based on the difference between financial statement and tax bases of assets and liabilities using federal and state tax rates.  Deferred tax assets include accruals not currently deductible for taxes, book depreciation in excess of tax depreciation, tax credit carryforwards, and net operating loss carryforwards.  Under SFAS No. 109, when a company believes that it may not have sufficient income to be able to utilize its deferred tax assets, a valuation allowance is recorded.  The difference between the valuation allowance and the deferred tax assets is the amount of net deferred tax assets.  Prior to today’s revision of the company’s net deferred tax assets, the company’s valuation allowance for deferred tax assets at fiscal year end 2002 and 2003 had reduced its net deferred tax assets to zero.

          About CAM Commerce Solutions
          CAM Commerce Solutions, Inc. provides total commerce solutions for traditional and web retailers that are based on the Company’s open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing.  These solutions often include hardware, installation, training, service, and payment processing services provided by the Company.  You can visit CAM Commerce Solutions at www.camcommerce.com.

          Important Information
          The statements made in this news release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Words such as “will,” “should,” “believe,” “expect,” “anticipate,” “outlook,”  “forecast,” “optimistic,” “feel,” “potential,” “continue,” “intends,” “plans,” “estimates,” “may,” “seeks,” “would,” “future,” “bright,” “projected”, and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements.  Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time.  Investors should not rely upon forward looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and the company expressly does not undertake any duty to update forward-looking statements which speak only as of the date of this news release.  The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties.  In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions’ filings with the Securities and Exchange Commission could affect the forward looking statements contained in this news release.

CAM COMMERCE SOLUTIONS, INC.
CONDENSED BALANCE SHEETS (Revised)
(In thousands, except per share data)

	SEPTEMBER 30 2004	SEPTEMBER 30 2003

ASSETS
Current assets:
Cash and cash equivalents	$16,591	$10,889
Marketable available-for-sale securities	1,109	1,541
Accounts receivable, net	1,919	1,214
Inventories	361	272
Deferred income taxes - short term	1,629	—
Other current assets	137	102
Total current assets	21,746	14,018
Deferred income taxes - long term	780	—
Property and equipment, net	639	710
Intangible assets, net	679	908
Other assets	80	305
Total assets	$23,924	$15,941
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$550	$518
Accrued compensation and related expenses	1,093	687
Deferred service revenue and customer deposits	1,628	1,455
Other accrued liabilities	357	263
Total current liabilities	3,628	2,923
Stockholders’ equity:
Common stock, $.001 par value; 12,000 shares authorized, 3,754 shares issued and outstanding at September 30, 2004 and 3,253 at September 30, 2003	4	3
Capital in excess of par value	19,328	14,271
Accumulated other comprehensive income	2	23
Retained earnings (accumulated deficit)	962	(1,279)
Total stockholders’ equity	20,296	13,018
Total liabilities and stockholders’ equity	$23,924	$15,941

SOURCE  CAM Commerce Solutions, Inc.
          -0-                                                            12/21/2004
          /CONTACT:  Mathew Hayden of Hayden Communications, Inc., +1-858-456-4533, for CAM Commerce Solutions, Inc./
          /Web site:  http://www.camcommerce.com /